                                                                   EXHIBIT 10.13

                             EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of Monday, the 17/th/ day of July, 2000, by and between ImagicTV Inc. (the "Company") and Gerry Verner (the "Employee").

     THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                  EMPLOYMENT

     On the terms and subject to the conditions contained in this Agreement, the Company hereby employs the Employee, and the Employee hereby accepts employment, to serve the Company in the position described in Article 3.

                                   ARTICLE 2
                                     TERM

     The term of the Employee's employment commenced on, November, 30/th/ 1998 (the "Commencement Date"), and shall be for the period ending on the second anniversary of the Commencement Date, unless sooner terminated pursuant to the terms of the Agreement, or by reason of the bankruptcy or insolvency of the Company, in which case this Agreement will be of no further effect. Such employment shall be automatically renewed on the second anniversary of the Commencement Date and each anniversary thereafter for a period ending immediately prior to the following anniversary, unless terminated in accordance with the terms of Article 6. This Employment Agreement replaces any existing written or oral Employment Agreement between the parties.

                                   ARTICLE 3
                                    DUTIES

3.1 Position

a) During the term of this Agreement, the Employee will serve as Vice President of Marketing and Business Development of the Company. The Employee will have the usual and customary duties of Vice President of Marketing and Business Development, which without limitation include those responsibilities as set out in Schedule C hereto. Subject to the direction and control of the President and Chief Executive Officer of the Company, (the "President"), the Employee will have such executive power and authority as is consistent with the office of and as is necessary for him to discharge his duties as Vice President of Marketing and Business Development. The Employee shall also perform such other duties not inconsistent with the duties of Vice President of Marketing and Business Development as may be assigned to him from time to time by the President. Initially the Employee's primary office location will be working from the Executive head office in Saint John, New Brunswick, Canada.

b) The Employee agrees that it is expected that the Company may transfer him to Raleigh, North Carolina during the term. Should the Company transfer the Employee to Raleigh, North Carolina the Company will pay the following reasonable and receipted relocation expenses to the Employee, in conjunction with the move including: moving expenses ( packing, unpacking and shipping), real estate fees (selling); utility disconnect and connect, travel, meals and accommodation.

c) The work schedule for the Employee shall be consistent with the ordinary office hours of the Company at the Employee's place of employment, as may be amended from time to time. The Employee agrees that as a management level employee, he will from time to time be required to work beyond regular office hours. The Employee acknowledges and agrees that no overtime payment shall be made for such work beyond regular office hours.

3.2 Outside Activities

The Employee will devote his full time, energy, skill and best efforts to the performance of his duties hereunder, in a manner which will faithfully and diligently further the business and interests of the Company, including, but not limited to, attaining performance objectives such as revenue and profit goals established by the Board of Directors for the Company but he may make or manage personal investments of his choice and may serve as a director of any business enterprise (not directly or indirectly in competition with the Company) or civic organisation, provided that such service does not materially interfere with the performance of his duties hereunder.

3.3 Rules and Regulations

     The Employee shall comply, while on the premises used by the Company, while conducting his duties under this Agreement, or when otherwise applicable, with all the rules and regulations of the Company from time to time in force which are brought to his notice or of which he could reasonably be aware.

                                   ARTICLE 4
                                 COMPENSATION

     During the term of this Agreement, and during any severance or notice periods, the Employee shall receive the following compensation and fringe benefits:

4.1 Base Salary

     The Employee shall receive a base salary (his "Base Salary") at an annual rate of not less than $110,000.00 USD paid bi-weekly in equal installments. While located in Canada, the Employee will be paid in Canadian dollars. Should the Employee be relocated to the US, the Employee may be enrolled in a payroll and benefits plan administered by a third party and will be paid in US dollars. Acknowledging that the exchange rate will fluctuate, the Company will consider the changes in the exchange rate on an annual basis, in conjunction with the Employee's performance review. The Employee's Base Salary rate shall be maintained at competitive market rates and shall be subject to annual review of the Board of Directors.

4.2 Incentive Compensation

     Beginning with the Fiscal year 2001, the Employee shall be eligible to receive additional compensation by way of a bonus ( the "Bonus") in respect of each fiscal year of the Company during the term of this Agreement no later than 120 days following the end of each period or fiscal year. The Bonus will be in the form of a cash payment in the amount of 0-50% of Base Salary with a target of 35% of the Employee's Base Salary if the Company achieve certain targeted profit and revenue performance levels as set forth in the chart below (the "Plan"). In the event that the Company does not achieve the targeted gross revenues as set forth in the Plan, the amount of the Bonus shall be in an amount as set by the Board based on the Employee's performance and also based on principles of reasonableness considering the actual gross revenue earned by the Company. The Board of Directors of the Company, with the consent of the Employee, have the authority to amend these figures.

---------------------------------------------------------------------------------------------------------
                                              Earnings Before
                                              ---------------
                                        Interest, Tax, Depreciation
                                        ---------------------------
                                             and Amortisation
                                             ----------------
Period                                          ("EBITDA")                     Gross Revenue
------                                          ----------                     -------------
                                      -------------------------------------------------------------------
                                                                $US Millions
                                                                ------------

---------------------------------------------------------------------------------------------------------
Fiscal year ending February 28/th/,
 2001                                                                                      10 Million USD
---------------------------------------------------------------------------------------------------------
Fiscal year ending February 28/th/,   100% of duly authorised                     100% of duly authorised
 2002                                 business plan as approved by           business plan as approved by
                                      the Board                                                 the Board
---------------------------------------------------------------------------------------------------------
Fiscal year ending February 28/th/,   100% of duly authorised                     100% of duly authorised
 2003                                 business plan as approved by           business plan as approved by
                                      the Board                                                 the Board
---------------------------------------------------------------------------------------------------------

4.3 Benefits

     For the term of this Agreement, and during any severance or notice periods, the Company agrees:

     a)  to provide to the Employee a car allowance of    $1585.00 per month

     b) to provide, under the ImagicTV Savings Incentive Plan, a contribution that matches the contribution of the employee up to a maximum of 6% of your annual salary

     c) should the Company determine to relocate the Employee to the United States at a later date, the Company will pay the Employee, in Canadian dollars, toward receipted and reasonable relocation expenses in conjunction with the move including: moving expenses - packing and unpacking and shipping, real estate fees (selling); utility disconnect and connect, travel, meals and accommodation to the United States. In addition, the Company will assume all reasonable costs and expenses associated with applying for and obtaining an appropriate work-authorized temporary visa status in the US and for dependent visa classification for the immediate members of Employee's family (if applicable).

4.4 Company Benefit Plans

     The Employee shall also participate in a medical, dental, prescription, life, short-term and long-term disability, accidental death and dismemberment and travel plan to be approved by the Board of Directors, as it may be modified from time to time in the Company's sole discretion. The Employee agrees to accept a change in the administration of such plan as required by the Company.

4.5 Vacation; Holidays

     The Employee shall be entitled to 4 weeks of annual vacation time at such times that do not unreasonably interfere with the Company's business. Such vacation time shall not be carried into subsequent years, without prior written consent of the President. The Employee shall be entitled to all statutory holidays regularly observed by the Company.

4.6 Options

     The Employee shall participate in the Company's ESOP Employee share option plan as established by the Boards of Directors of the Company, subject to execution by the Employee of an option agreement in the form prescribed by the Company from time to time. The Employee's entitlements under such plans will be determined from time to time by the Board of Directors of the Company. and shall be subject to the terms and conditions set out in the Management Employment Option Agreement attached as Schedule A hereto. The Employee acknowledges and agrees that such options and the underlying shares shall be subject to the terms and conditions of the Unanimous Shareholders' Agreement, as amended or superseded, dated December 17th, 1999 among the Company and its shareholders.

                                   ARTICLE 5
                           REIMBURSEMENT OF EXPENSES

     During the term of the Agreement, the Company shall promptly reimburse the Employee for all reasonable and necessary business expenses incurred by him in promoting the business of the Company, upon receipt of itemised vouchers therefor and in accordance with the policies and procedures of the Company as in effect from time to time for its officers. In addition, the Company shall promptly reimburse the Employee for his professional training and education as well as membership fees, required to maintain his good standing with relevant professional associations.

                                   ARTICLE 6
                                  TERMINATION

6.1 Death or Disability

(a) Death

     The Employee's employment by the Company shall terminate automatically upon the death of the Employee, in which event the Company shall remain liable to the Employee's estate/heirs/devises only for the then accrued but unpaid compensation and benefits (including, for greater certainty, options granted under Section 4.6 which have vested in accordance with their terms) vested at the time of death, payable to the Employee under Article 4. All payments shall be made to the Employee's estate, payable to the named beneficiary under the terms of the plan, or otherwise in accordance with the Company's policies and applicable plans the current version of which have been made available to the Employee for his inspection and review.

(b) Disability

     The Company may terminate the Employee's employment with the Company if the Employee becomes unable to perform the duties to be performed by him hereunder due to a physical, mental or other disability for a period of at least 6 consecutive months upon at least 60 days' prior written notice to the Employee, in which event the Company shall remain liable to the Employee only for the then accrued but unpaid compensation and benefits vested at the date of termination payable to the Employee under Section 4 and all payments shall be made to the Employee, his legal representative or otherwise in accordance with the Company's policies and applicable plans, the current version of which have been made available to the Employee for his inspection and review. Notwithstanding the above, in such a case the Employee shall continue to be eligible for short term and long term disability benefits, subject to the terms of such plans and continued availability subject to the carriers acceptance of the claim.

6.2 Termination by the Company

(a) Termination for Cause

     The Company may at any time terminate the Employee's employment for just cause, the notice of which shall specifically set forth the nature of the breach that is the reason for such termination. For purposes of this Agreement, "just cause" shall include the following: (i) dishonesty or fraud; (ii) conviction of a felony or an indictable offence; and (iii) gross negligent performance of duties as set out herein which remain unsatisfactorily remedied, notwithstanding a previous written notice given to the Employee, or (iv) an act of material insubordination or against the best interest of the Company in a manner that has or could have a material impact on the financial condition of the Company.

     Upon termination under this Section 6.2(a), the Employee shall be entitled to no further compensation or benefits whatsoever except for Base Salary due and payable for services performed and benefits vested pursuant to Section 4 before such termination under the policies of the Company as in effect at that time.

     No prior notice will be required for termination with cause.

(b) Termination without Cause

     The Board of Directors of the Company may terminate the Employee's employment without cause at any time. In such event, the Employee shall be entitled to monthly severance payments equal to one-twelfth of the Base Salary for one year plus coverage for any benefits and Bonus to which the Employee may be entitled pursuant to Article 4, determined in accordance with Section 6.6.

6.3 Termination by the Employee

     If the Employee terminates his employment with the Company following a substantial breach (as defined below), the Employee shall be entitled to the severance payment and benefits as provided in Section 6.2(b). As used in this Section, "substantial breach" shall mean either (i) the Employee's demotion, without his consent to a position or duties materially inconsistent with or inferior to those specified in Section 3; or (ii) the failure by the Company to provide compensation and other vested benefits to the Employee in accordance with Section 4, and the failure of the Company to correct such breach within thirty days after written notice from the Employee of its occurrence.

6.4 Change of Control

     The Company may terminate the Employee's employment in the event of a change of control of the Company. Such action may constitute termination without cause. The Employee shall also have the right to terminate his employment in the event of a change of control, but shall not in such event be entitled to severance pay except for the Base Salary and Bonus in accordance with sections
4.1 and 4.2 respectively and the Options under section 6.7.

     For purposes of Article 6, change of control shall mean the acquisition by a person of 51% or more of the issued and outstanding voting shares of the Company.

6.5 Resignation

     On any termination, the Employee will tender his resignation as an officer of the Company and any subsidiaries if requested by the Company.

6.6 Bonus and Options on Termination

(a) Bonus on Termination

     The amount of the Bonus to which the Employee shall be entitled pursuant to
Section 4.2 for the portion of the period specified therein up to the time of termination of the Employee's employment, shall be equal to the pro-rated portion of the Employee's earned Bonus in such fiscal year, except that in the event the employment is terminated for cause, the Employee shall not be entitled to any Bonus.

(b) Options on Termination

     In the event of termination of the Employee's employment:

     (i) because of death, disability or any other reason except (A) termination with or without cause or (B) as a result of a change of control, the Employee or his estate, as the case may be, shall have 90 days from termination to exercise those options which are already vested in accordance with the vesting schedule set out in the applicable option agreement (the "Vested Options"), after which all options will lapse;


     (ii) by the Company without cause, the Employee shall be entitled, during the 90 days following termination, to exercise the Vested Options and those unvested options held by the Employee which otherwise would have vested in the 12 month period following termination, whether or not such options have otherwise vested, after which all options will lapse; or,

     (iii) by the Company with cause, the Employee shall have no right to exercise any options, whether vested or not, except for those vested options for which a Notice of Exercise was received by the Company prior to the notice of termination.

6.7 Options on Change of Control

    In the event of a change of control of the Company, the Employee shall be entitled, during the 90 days following change for control to exercise the Vested Options and all other options held by the

Employee at such time, whether or not such options have otherwise vested, after which time all options will lapse.

6.8 Excess Parachute Payment

     In the event a change of control of the Company occurs and it is determined that the Employee has received an "excess parachute payment" under Internal Revenue Code Section 280G, the Company agrees to reimburse the Employee for the actual amount of Excise Tax imposed on the Employee pursuant to Internal Revenue Code Section 4999 (the "Excise Tax Amount") plus an amount (the "Gross Up Amount") sufficient to offset the additional income taxes payable by the Employee by reason of receiving the Excise Tax Amount and the Gross Up Amount. . This only applies should the Employee be relocated to the United States.

                                   ARTICLE 7
                             RESTRICTIVE COVENANTS

7.1 Non-Disclosure

     The Employee recognises that the Company, and its affiliates and subsidiaries are engaged in a continuous program of software research and development and the marketing of software products and related services. The Employee also recognises the importance of protecting the trade secrets, confidential information, partner and customer relationships of the Company and other proprietary information and related rights acquired through the expenditure of time, effort and money by the Company. In consideration of the foregoing and the salary and benefits contemplated by this Agreement, the Employee shall comply with the Proprietary Rights Protection Provisions set out as Schedule "B" to this Agreement.

7.2 Non-Competition

     The Employee recognises that, in light of his position with the Company under this Agreement, his employment with or investment in an enterprise in the business of designing, manufacturing, marketing, selling and/or servicing equipment or products, including hardware, software and firmware, that competes with currently offered equipment or products of the Company, those under development, or those contemplated in any business plan duly approved by the Company, being the development, delivery and sale of software for digital interactive television services over a broadband network (the "Business"), would cause irreparable harm to the Company; therefore, the Employee agrees that during the period of his employment hereunder and for 12 months thereafter;
                                                      ---------

 (a) neither he nor any spouse, including a common law spouse, will be interested, directly or indirectly, as an investor in any other business or enterprise substantially similar to the Business (except as an investor in securities listed on a national securities exchange or actively traded over the counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class of issue) in Canada, the United States, Europe and other markets in which the Company conducts a material amount of Business from time to time in the future; (b) he will not, directly or indirectly, for his own account or as the Employee, officer, director, partner, consultant, shareholder, joint venturer or in any other manner whatsoever, engage within Canada, the United States, Europe and other markets in which the Company conducts its "This contract is subject to iMagic TV Management and Board Approval".

 (b) Business from time to time during the aforementioned limitation period under this clause 7.2, in any business or enterprise materially similar to the Business; and

 (c) he will not directly or indirectly solicit, interfere with or endeavour to direct or entice away from the Company any customer, client or any person, firm or corporation in the habit of dealing with the Company or interfere with, entice away or otherwise attempt to obtain the withdrawal of or hire any employee of the Company or.

7.3 Equitable Relief

     The Employee confirms that all restrictions in Article 7 are reasonable and valid and all defences to the strict enforcement thereof by the Company are waived by the Employee. The Employee expressly acknowledges that his covenants and agreements in this Article 7 are fundamental to the Company and his engagement by the Company and damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Article 7, and that the Company, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including injunctions and specific performance, in any court of competent jurisdiction.

                                   ARTICLE 8
                                   INSURANCE

     The Employee acknowledges that the Company shall have the right to take out insurance on the life of the Employee and designate the Company as beneficiary and agrees for such purposes to submit to all required medical examinations, at the Company's expense. Notwithstanding the right of the Company to take out insurance on the life of the Employee, all of the Employee's medical records shall be confidential to the Employee and the insurance company and the Company shall have no right of access thereto.

                                  ARTICLE  9
                                 MISCELLANEOUS

9.1 Notices

     Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given on the date of delivery if delivered personally or by overnight courier, or three days after mailing if mailed by first class certified mail, postage prepaid and return receipt requested, addressed as follows, providing the postal services are working normally:

     to the Company:  ImagicTV Inc.
                      One Brunswick Square
                      14/th/ Floor, P.O. Box 303
                      Saint John, New Brunswick
                      E2L 3Y2

                      Attention: Marcel Le Brun, President & CEO

     to the Employee: Gerry Verner
                      102 Allan-A-Dale Lane
                      Gondola, Point, NB
                      E2E 1G7
                    or to such address (or to such other person's attention) as either party may specify in a notice to the other given in accordance with this Section.

9.2 Assignment

     This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, successors, and assigns of the parties, provided however that the Employee may not assign any obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations hereunder only to an affiliate or successor without the consent of the Employee, provided such assignment is not to an unfriendly or hostile successor or will not materially affect the Employee's rights or obligations hereunder.

9.3 Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the Province of New Brunswick, Canada applicable to contracts entered into and performed within the Province of New Brunswick, Canada.

9.4 Cumulation of Benefits

     Any payment made by the Company to the Employee in accordance with the present agreement shall be added to any amount owing to the Employee or that may be paid to him under any pension plan, annuity, insurance or any other employment benefit plan.

9.5 Best Efforts

     The Company will use its best efforts to take such corporate action as is necessary or appropriate with respect to this Agreement, particularly as it relates to the plans of the Company.

9.6 Dollar Amounts

     All dollar amounts hereunder are in CDN dollars unless otherwise specifically stated.

9.7 Entire Agreement

     This Agreement (including any Schedules) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior oral or written negotiations, correspondence, understandings, and agreements.

9.8 Severability

     The provisions of this Agreement shall be deemed severable. If any provision of this Agreement shall be held unenforceable by any court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

9.9  Modifications

     All modifications to the Agreement must be made in writing and signed by both parties.

9.10 Counterparts

     The Agreement may be signed in two counterparts (delivered by facsimile transmission or otherwise), each of which shall be deemed an original and both of which shall together constitute the same instrument.

9.11 Legal Advice

     The Employee acknowledges having had the opportunity to seek independent legal advice in connection with the negotiation and execution of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                     ImagicTV Inc.


                                     by:  ________________________


Marcel LeBrun, President and CEO

SIGNED, SEALED AND DELIVERED         )
in the presence of:                  )
                                     )
                                     )
________________________________     )    _____________________________
Witness                              )       Gerry Verner

                                   SCHEDULE "B"

                   Proprietary Rights Protection Provisions

1.   Definitions:  For the purposes of this Schedule:

(a) "Company" means ImagicTV Inc. , its parent corporation, ImagicTV Inc.and its affiliated and associated corporations and subsidiaries ;

(b) "Confidential Information" includes any of the following: a) any and all versions of the software and related documentation owned or marketed or developed by the Company, including all related algorithms, concepts, data, designs, flowcharts, ideas, programming techniques, specifications and source code listings; b) all Developments (as defined below); c) information regarding the Company's business operations, methods and practices, including marketing strategies, product pricing, margins and hourly rates for staff, and information regarding the financial affairs of the Company; d) the names of the Company's clients and the names of the Company's business partners and suppliers of computer services and software to the Company, and the nature of the Company's relationships with these clients, partners and suppliers; e) technical and business information of or regarding the clients of the Company obtained in order for the Company to provide such clients with software products and services, including information regarding the requirements and the business operations, methods and practices and products and plans of such clients; and f) any other trade secret or confidential or proprietary information in the possession or control of the Company; but Confidential Information does not include information which is or becomes generally available to the public without the Employee's fault or which the Employee can establish, through written records, was in hispossession prior to its disclosure to the Employee as a result of his work for the Company; and

(c) "Developments" include all a) software, documentation, data, designs, reports, flowcharts, training materials, trade-marks, specifications and source code listings, and any related works, including any enhancements, modifications, or additions to the software products owned, marketed or used by the Company; and b) inventions, devices, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems and improvements, whether patentable or not; developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during his engagement with the Company or which result from tasks assigned to the Employee by the Company or which result from the use of the premises or property (including without limitation equipment, supplies or Confidential Information) owned, leased or licensed by the Company.

2.   Non-Disclosure of Confidential Information: At all times during and
     ------------------------------------------
subsequent to the termination of his engagement with the Company, the Employee shall keep in strictest confidence and trust the Confidential Information, the Employee shall take all necessary precautions against unauthorised disclosure of the Confidential Information, and the Employee shall not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor shall the Employee copy or reproduce the Confidential Information except as may be reasonably required for the Employee to fulfil his consulting or other obligations to the Company from time to time.

3.   Restricted Use of Confidential Information:
     ------------------------------------------

(a) At all times during and subsequent to the termination of his engagement with the Company, the Employee shall not use the Confidential Information in any manner except as reasonably required for the Employee to fulfil his consulting or other obligations to the Company from time to time.

(b) Without limiting his obligations under subsection 3(a) of this Schedule, the Employee agrees that at all times during and subsequent to the termination of his engagement with the Company, the Employee shall not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any software or services which are competitive with any software, hardware, documentation or services developed, owned or marketed by the Company or for providing any products and services competitive with the products and services provided by the Company.

(c) Upon the request of the Company, and in any event upon the termination of his engagement with the Company, the Employee shall immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in his possession or under his control and destroy any electronic copies of Confidential Information which may be in his possession or control.

4.   Ownership of Confidential Information:
     --------------------------------------

(a) The Employee acknowledges and agrees that he shall not acquire any right, title or interest in or to the Confidential Information.

(b) The Employee agrees to make full disclosure to the Company of each Development promptly after its creation. The Employee hereby assigns and transfers to the Company, and agrees that the Company shall be the exclusive owner of, all of his right, title and interest to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein. The Employee further agrees to cooperate fully at all times during and subsequent to his engagement with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. The Employee agrees that the obligations in this clause (b) shall continue beyond the termination of his engagement with the Company with respect to Developments created during his engagement with the Company. In the event that the Employee refuses or neglects to so execute any assignments, transfers, consents, or other documents as required herein, the Employee hereby irrevocably appoints the President of the Company as his true and lawful attorney to execute any such documentation.

(c) The Employee acknowledges the validity of any patents, industrial designs, copyrights, software, algorithms, trademarks and other intellectual property rights related to the Confidential Information, which may now or in the future be owned by the Company. The Employee undertakes not to contest or to procure or induce others to contest the validity of the title of the Company to any patents, industrial designs, copyrights, trademarks and other intellectual property rights related to the Confidential Information, which may now or in the future be owned by the Company. The Employee undertakes not to contest or to procure or induce others to contest the confidential nature of the Confidential Information. The Employee undertakes not to infringe or to procure or induce others to infringe any patents, industrial designs, copyrights, trademarks or other intellectual property rights related to the Confidential Information, which may now or in the future be owned by the Company, or to engage in any activity which might undermine the validity or strength thereof.

(d) The Employee agrees that if his work involves any photographic, visual or audio recording of him, the Employee hereby grants to the Company the royalty-free right to record his likeness and/or voice and/or performance on film, tape or other medium, to edit, alter or modify in any way such film, tape or other medium, to use any portion thereof in a CD-based product, in an on-line format or in any other media (now or hereafter known) including video and television, throughout the world in perpetuity and to use his name, likeness and voice in relevant publicity. The Employee hereby releases the Company and anyone using such film, tape or other material from any and all claims, damages, liabilities, costs and expenses which the Employee has now or may hereafter have by reason of any use thereof.

(e) The Employee agrees that the Company, its assignees and their licensees are not required to designate the Employee as the author of any Developments. The Employee hereby waives in whole all moral rights which the Employee may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution.

5.   No Conflicting Obligations:

(a) The Employee acknowledges and represents to the Company that his performance of his obligations hereunder and as an Employee of the Company shall not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer of the Employee or any other third party. The Employee further acknowledges and represents that the Employee is not bound by any agreement or obligation with any third party, which conflicts, with any of his obligations under this Agreement.

(b) The Employee represents and agrees that he will not bring to the Company, and shall not use in the fulfilment of his obligations for the Company, any Employee's Inventions (as defined below), any trade secrets, confidential information and other proprietary information of any prior employer of the Employee or any other third party. "Employee's Inventions" as used herein shall mean any work or invention created by the Employee alone or jointly with others, prior to, or outside of, his engagement by the Company. To the extent that any Employee's Inventions are incorporated into the Confidential Information of the Company by the Employee, Employee hereby grants to the Company a perpetual, irrevocable, world-wide, royalty-free licence to use such Employee's Inventions for any and all purposes in the Company's discretion. The Employee represents and agrees that in his work creating Developments the Employee will not knowingly infringe the intellectual property rights, including copyright, of any third party.

(c) The Employee acknowledges and agrees that, in the event that the Employee should become aware of any potentially conflicting obligation, immediate notice shall be given to the Corporation of the existence, and to the extent known, nature of such conflict. The Employee also agrees that no further action will be taken until the written consent of the Company to proceed has been obtained.

                                 SCHEDULE "C"
                                 ------------
      CUSTOMARY DUTIES OF VICE PRESIDENT MARKETING & BUSINESS DEVELOPMENT
      -------------------------------------------------------------------

Key Role
--------

 . Reporting to the President and Chief Executive Officer (CEO), the primary responsibilities of the Vice President of Marketing and Business Development will be establishing and directing the development and implementation of the Company's strategic planning, marketing, product planning, business and professional services programs and strategy.

 . As a member of the senior management team, contributes significantly to establish corporate strategic annual long-term objectives and plans of the Company and will work closely with the firm's President and CEO. Makes final decisions on operational matters and ensures effective achievement of Company objectives.

 . Directs and controls the activities of a broad functional area through several department managers within the company having overall responsibility for planning, budgeting, implementing and maintaining costs, methods and employees.

MAJOR RESPONSIBILITIES:
-----------------------

1. Working with the President and Senior Director Strategic Planning, develops corporate business plan

2. Assesses existing and potential markets, plans and coordinates product strategies

3. Defines global promotional activities and product launches including technical and product sales support, product advertising and promotion and plans

4. Works with the Vice President Sales and Customer Service to build sales support team globally including proposal writing and developing marketing plans targeted at specific customers

5. Develops, implements and directs the development of Company market requirements for specific product(s) or product line(s)

6. Build and lead a marketing and product line management team to introduce the company's new technology via recruiting, hiring, developing and mentoring staff

7. Ensures personnel execute the programs within budget to achieve or exceed objectives

8. Determine customer requirements and product definition, working closely with Engineering and other departments to assure products meet customer needs and expectations, performing competitive cost/performance analysis and product positioning, featuring and releasing planning to ensure continued leadership position in industry, profitable cost/price and product life-cycle management

9. Oversee business development's establishment of partnerships and relationships globally, with suppliers, software firms etc. to increase sales, enhance products, or position the Company strategically

10. Oversee professional services in the building of iMagicTV's consulting division globally, to establish billable revenue in conjunction with the implementation of iMagicTV products

11.  Meet or exceed corporate yearly financial objectives